SCHEDULE 14A
                                ============
                          SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  X
                        ---
Filed by a Party other than the Registrant
                                           ---
Check the appropriate box:

    Preliminary Proxy Statement
- ---
 X  Definitive Proxy Statement
- ---
    Definitive Additional Materials
- ---
    Soliciting Materials Pursuant to Sec. 240.14a-11(c) or Section 240.14a-
- ---   12
                                  MESA INC.
                                  =========
              (Name of Registrant as Specified In Its Charter)

                              William D. Ballew
                              -----------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

 X  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
- ---
    $500 per each party to the controversy pursuant to Exchange Act Rule 14a
- ---   -6(i)(3).

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1.  Title of each class of securities to which transaction applies:  None

  2.  Aggregate number of securities to which transaction applies:  None

  3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1) None

  4.  Proposed maximum aggregate value of transaction:  None

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1.  Amount Previously Paid:  None

  2.  Form, Schedule or Registration Statement No.:  None

  3.  Filing Party:  Not Applicable

  4.  Date Filed:  Not Applicable

                                  MESA INC.

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                May 17, 1995

                                                             Dallas, Texas
                                                             April 4, 1995

To the Stockholders of MESA Inc.:

     Notice is hereby given that the Annual Meeting of the Stockholders of MESA Inc. will be held at the Loews Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, at 10:00 a.m. on Wednesday, May 17, 1995, for the following purposes:

     (1) To elect ten persons to serve on the Board of Directors of the Company;

     (2) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for 1995; and

     (3) To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 22, 1995, will be entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

     Stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, please sign, date, and promptly mail the enclosed proxy card for which a self-addressed, U.S. postage-paid, return envelope is provided.

     Stockholders are urged to read carefully the attached Proxy Statement for additional information concerning the matters to be considered at the Annual Meeting.



                                          By order of the Board of Directors


                                          /s/ William D. Ballew
                                          ----------------------------------
                                          William D. Ballew
                                          Controller

                                  MESA INC.

                 2600 Trammell Crow Center, 2001 Ross Avenue
                            Dallas, Texas  75201


                                PROXY STATEMENT
                                ===============


                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 17, 1995

     This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of MESA Inc. for use at the Annual Meeting of Stockholders to be held at the Loews Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, at 10:00 a.m. on Wednesday, May 17, 1995, and at any postponements or adjournments thereof (the "Annual Meeting"). The Annual Meeting is being held to consider and act on the matters stated in the accompanying Notice. Unless the context otherwise requires, references herein to "the Company" or "MESA" are to MESA Inc. and its subsidiaries and predecessors viewed as a single entity.

     This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about April 7, 1995. Each proxy will be voted in accordance with the specifications marked thereon. If no voting specification is made, shares represented by proxies will be voted (i) FOR the election of the ten nominees named herein as Directors of the Company (subject to any cumulative voting as described below and on the proxy), (ii) FOR the appointment of Arthur Andersen LLP as the Company's independent public accountants for 1995, and (iii) in the discretion of the persons named in the accompanying proxy card in connection with any other business that may properly come before the Annual Meeting. A stockholder may revoke his or her proxy by written notice of revocation received by The Corporation Trust Company, the independent collection agent for the Annual Meeting, at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, any time before it is voted, by executing and delivering a later dated proxy for the Annual Meeting to the independent collection agent, or by attending the Annual Meeting and voting in person.

     At the close of business on March 22, 1995, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"), there were 64,050,009 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote with respect to the matters to be acted upon at the Annual Meeting, except with respect to the election of directors. In accordance with the Texas Business Corporation Act, cumulative voting is allowed in the election of directors at the Annual Meeting only if a stockholder who intends to cumulate his or her votes gives written notice of such intention to the Secretary of the Company (at the Company's address above) on or before the day preceding the date of the Annual Meeting. All stockholders may cumulate their votes if any stockholder gives the written notice provided for under the Texas Business Corporation Act. Delivery of a signed and dated proxy card specifying cumulative votes to the independent collection agent will not constitute the notice to the Company required under the Texas Business Corporation Act to allow cumulative voting. Under cumulative voting, each stockholder would be entitled to cast ten votes per share (one vote per share multiplied by the number of positions on the Board of Directors to be filled). Under cumulative voting, each stockholder could cumulate his or her votes by giving one nominee a number of votes equal to the number of positions on the Board of Directors to be filled (i.e., ten) multiplied by the number of shares he or she is entitled to vote at the Annual Meeting, or could distribute such number of votes on the same principle among any number of candidates.

     To the extent that a stockholder's notice of intent to cumulate votes at the Annual Meeting is received by the Company, the Board of Directors is also soliciting discretionary authority to cumulate votes in the election of directors. In the event of cumulative voting, the persons named in the accompanying proxy card will vote the shares covered by proxies received by them with a view to causing the ten nominees named herein to be elected as members of the Company's Board of Directors or, if election of all ten does not appear possible, then the proxies will be voted with a view to causing as many of such nominees to be elected as possible utilizing the cumulative voting provision. Such persons may use cumulative voting in any fashion they deem appropriate and may select, at their discretion, one or more of the ten nominees named herein who will not receive their votes if it appears unlikely to elect all ten as directors. A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxyholders not to vote that stockholder's shares for one or more of the named nominees.

     In the event of cumulative voting, if a stockholder wishes to cumulate his or her votes for the election of directors, such stockholder should clearly indicate on the proxy card the number of votes such holder wishes to cast for each nominee. However, by virtue of cumulative voting, the persons named as proxies will have ten votes for each share held by each stockholder granting them proxies (unless voting authority is withheld) and could likely offset the instruction not to vote for one of the ten nominees or the exercise of cumulative voting by the use of votes granted in other proxies.

     The Company's Bylaws require the Board of Directors to designate an independent third party not affiliated with the Company or with any other third party soliciting proxies to collect, count, and hold all proxies and ballots that identify stockholders. Pursuant to this provision, the Board of Directors has designated The Corporation Trust Company as the independent collection agent for the Annual Meeting. The Board of Directors believes that the Bylaw provision requiring independent and confidential collection and counting of proxies helps assure the integrity of the election process and is in the best interests of the stockholders and the Company.

     The affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve each proposal, except that the election of the directors will be determined by a plurality vote of shares voted at the Annual Meeting.

     Under the Company's Articles of Incorporation and Bylaws, as well as the Texas Business Corporation Act, the holders of a majority of shares of Common Stock entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum as to that matter at the Annual Meeting.
In addition, if a quorum is present at the Annual Meeting, the stockholders represented in person or by proxy at the Annual Meeting may conduct such business as may be properly brought before the Annual Meeting, including the two proposals described herein, until it is adjourned; and, the subsequent withdrawal from the Annual Meeting of any stockholder or the refusal of any stockholder represented in person or by proxy to vote shall not affect the presence of a quorum at the Annual Meeting. Accordingly, at the Annual Meeting, any proxy cards that include abstentions will be counted as being present for purposes of determining the existence of a quorum for that matter at the Annual Meeting. Proxy cards reflecting abstentions with respect to a matter other than the election of directors will be so reflected with respect to that matter in calculating stockholder votes, and will therefore have the same effect as votes "against." If a broker indicates on the proxy card that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"), those shares will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting for all matters; however, broker non-votes will not be counted as having been cast with respect to any matter and will therefore have no effect on any matter to be brought before the meeting, including the election of directors.

     The Board of Directors recommends a vote (i) FOR the election of ten nominees named herein as the directors, and (ii) FOR the appointment of Arthur Andersen LLP as the Company's independent public accountants for 1995.

     Management does not intend to bring any matters before the Annual Meeting other than those set forth in the Notice of Annual Meeting and does not know of any other matters to be brought before the Annual Meeting by others. The Bylaws of the Company require advance notice to the Company of proposals by stockholders for action to be taken at the Annual Meeting and of nominations by stockholders of persons for election to the Board of Directors. If any other matter should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote proxies in accordance with their judgment on such matters. The proxy card, when properly executed, will be voted as specified herein by the stockholder. If no specification is made, this proxy will be voted for proposals (i) and (ii). With regard to the election of the Board of Directors, if there is cumulative voting, votes will be distributed as instructed or in the discretion of the proxy holders as described in this Proxy Statement and the proxy card.

     The Company has retained Morrow & Co., Inc. to solicit proxies in the enclosed form and will pay such firm a fee of approximately $15,000 plus reasonable expenses for so acting. In addition, certain officers, representatives, and regular employees of the Company may also contact stockholders by telephone, telegram, or personal interview. The Company will reimburse brokers and other custodians or nominees for their reasonable expenses incurred in forwarding the solicitation material to beneficial owners of Common Stock. The entire cost of this solicitation will be borne by the Company.

1.   ELECTION OF DIRECTORS
     =====================

     At the Annual Meeting, ten persons will be elected to the Board of Directors to hold office until the next Annual Meeting of stockholders and until their respective successors have been duly elected and qualified. The Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote the shares represented by the proxies for another nominee or nominees to be selected by management of the Company.

    The following table sets forth with respect to each nominee (i) his name and age, (ii) the period during which he has served as a director, if currently a director, and (iii) his principal occupation over the last five years (including other directorships and business experience):

                                                  Business Experience
           Name and Age                           Over Past Five Years
     ------------------------                ------------------------------

     Boone Pickens, age 66.................. January 1992-Present, Chairman
                                             of the Board of Directors and
                                             Chief Executive Officer of the
                                             Company; October 1985-December
                                             1991, General Partner of Mesa
                                             Limited Partnership (prede-
                                             cessor to the Company and
                                             hereinafter referred to as the
                                             "Partnership"); 1964-January
                                             1987, Chairman of the Board,
                                             President, and founder of Mesa
                                             Petroleum Co. (predecessor to
                                             the Partnership, hereinafter
                                             referred to as "Original
                                             Mesa").

     Paul W. Cain, age 56................... January 1992-Present, Director,
                                             President, and Chief Operating
                                             Officer of the Company; August
                                             1986-December 1991, President,
                                             Chief Operating Officer of
                                             the Partnership; Director of
                                             Bicoastal Corporation.

     John L. Cox, age 70.................... August 1994-Present, Director
                                             of the Company; independent oil
                                             and gas producer for more than
                                             the last five years.

     John S. Herrington, age 55............. January 1992-Present, Director
                                             of the Company; December 1991
                                             -Present, personal investments
                                             and real estate activities; May
                                             1990-November 1991, Chairman of
                                             the Board of Harcourt Brace
                                             Jovanovich, Inc. (publishing);
                                             May 1989-May 1990, Director of
                                             Harcourt Brace Jovanovich,
                                             Inc.; February 1985-January
                                             1989, Secretary of the
                                             Department of Energy of the
                                             United States.

     Wales H. Madden, Jr., age 67........... January 1992-Present, Director
                                             of the Company; December 1985
                                             -December 1991, Member of the
                                             Advisory Committee of the
                                             Partnership; 1964-January 1987,
                                             Director of Original Mesa; Self
                                             -employed attorney and
                                             businessman for more than the
                                             last five years; Director of
                                             Boatmen's First National Bank
                                             of Amarillo.

     Fayez S. Sarofim, age 66............... January 1992-Present, Director
                                             of the Company; Chairman of the
                                             Board and President of Fayez
                                             Sarofim & Co. (investment
                                             adviser) for more than the last
                                             five years; Director of
                                             Teledyne, Inc., Unitrin, Inc.,
                                             Argonaut Group, Inc., and
                                             Imperial Holly Corporation.

     Robert L. Stillwell, age 58............ January 1992-Present, Director
                                             of the Company; December 1985
                                             -December 1991, Member of the
                                             Advisory Committee of the Part-
                                             nership; 1969-January 1987,
                                             Director of Original Mesa;
                                             Partner in the law firm of
                                             Baker & Botts, L.L.P., for more
                                             than the last five years.

     J.R. Walsh, Jr., age 70................ January 1992-Present, Director
                                             of the Company; December 1985
                                             -December 1991, Member of the
                                             Advisory Committee of the
                                             Partnership; 1982-January 1987,
                                             Director of Original Mesa;
                                             President and Chairman of the
                                             Board of United Mud Service
                                             Company (oil and gas service
                                             company) for more than the last
                                             five years.

     David H. Batchelder, age 45............ Director nominee; 1984-January
                                             1987, Director of Original
                                             Mesa; February 1987-March 1988,
                                             President and Director of BTC
                                             Partners Inc. (financial
                                             consultant to the Company); May
                                             1988-Present, President,
                                             Secretary, and Director of
                                             Batchelder & Partners, Inc. (an
                                             investment advisory and
                                             consulting firm)and President,
                                             Secretary, and Director of
                                             Batchelder Co. (the general
                                             partner of DHB Partners, L.P.,
                                             an investor in acquisition
                                             partnerships); Director of
                                             Kasler Holding Company,
                                             MacFrugal's Bargains and
                                             Closeouts, Inc. and Allwaste,
                                             Inc.

     Dorn Parkinson, age 48................. Director nominee; April 1986-
                                             Present, President of
                                             Washington Corporations
                                             (principal businesses of
                                             Washington Corporations and its
                                             affiliates include rail
                                             transport, mining, ship
                                             berthing, environmental
                                             remediation, interstate
                                             trucking, and the repair and
                                             sale of machinery and
                                             equipment); January, 1995-
                                             Present, Chairman of the Board
                                             of Kasler Holding Company
                                             (heavy construction and
                                             contract mining); July 1993-
                                             October 1994, President
                                             and Chief Operating Officer of
                                             Kasler Holding Company;
                                             Director of Kasler Holding
                                             Company.

The Board of Directors recommends a vote FOR the Nominees named above.
- ----------------------------------------------------------------------

Agreement with Dennis Washington
- --------------------------------

     In December 1994, Dennis R. Washington, an individual residing in Missoula, Montana, notified the Company and federal antitrust authorities that he had a present good faith intention to acquire more than $15 million of the outstanding Common Stock of the Company and, depending on market conditions, might acquire more of such shares. His notification under the Hart-Scott-Rodino Antitrust Improvements Act designated the 25% acquisition threshold, which had the effect of permitting him, following the applicable waiting period, to acquire up to 49.9% of the outstanding shares without further notification under such Act. The authorities granted early termination of the waiting period later in December.

     By letter dated February 17, 1995, pursuant to a provision of the Company's bylaws, Mr. Washington notified the Company of his wish to nominate three candidates for election as directors at the Annual Meeting and his intent to cumulate votes in the election of directors at the Annual Meeting. Mr. Washington's letter stated that he beneficially owned 2,854,900 shares of Common Stock (which constitute approximately 4.5% of the outstanding shares).

     After discussions with Mr. Washington's representatives, the Company concluded that the best interests of the Company and its stockholders would be served by the Board's nominating two of Mr. Washington's representatives as candidates for election as directors. Accordingly, on April 1, 1995, the Company and Mr. Washington entered into an agreement (the "Agreement") pursuant to which the parties agreed that the slate of nominees to be proposed by the Board of Directors for election at the Annual Meeting would be that set forth under "Election of Directors," and that they would vote and cause their affiliates to vote in favor of such nominees. The Company and Mr. Washington further agreed that one of the nominees designated by Mr. Washington would serve on the Board's Compensation and Stock Option Committees, and the other would serve on its Audit Committee (one would also serve on any other committee of the Board of Directors that may exist from time to time, subject to the reasonable eligibility requirements of such committee). Mr. Washington has designated David Batchelder and Dorn Parkinson as his nominees to the Board of Directors.

     Under the Agreement, Mr. Washington withdrew the notifications made in his February 17 letter and agreed not to engage in any solicitation of proxies at the Annual Meeting. If Mr. Washington and his affiliates beneficially own less than 1,300,000 shares of Common Stock at any time after the date of the Agreement, Mr. Washington has further agreed not to nominate candidates for election as directors or engage in any proxy solicitation at the Company's annual meeting of stockholders to be held in 1996. At the option of the Company, if at any time Mr. Washington and his affiliates beneficially own less than 2,800,000 shares of Common Stock, one nominee designated by Mr. Washington shall resign from the Board of Directors, and if at any time Mr. Washington and his affiliates beneficially own less than 1,300,000 shares of Common Stock, the remaining Washington designee also shall resign.

     In addition, as part of the Agreement, each party released the other party (and such other party's affiliates, associates, and representatives) from any claims arising prior to the date of the Agreement that he or it may have with respect to Mr. Washington's investment in the Company, any actions taken by the Company in response thereto, the execution and delivery of the Agreement or the business and affairs of the Company, other than a breach of the Agreement.

Director Compensation, Certain Relationships, and Committees
- ------------------------------------------------------------

     Each director of the Company serving during 1994 who was not also an employee of the Company or its subsidiaries received compensation of $20,000 in 1994. Directors who are also employees of the Company receive no remuneration for their services as directors.

     Mr. Sarofim, a director and member of the Compensation and Stock Option Committees, is Chairman of the Board, President, and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment adviser to certain employee benefit plans of the Company. During the year ended December 31, 1994, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $135,442 for such services and has been retained to provide such services in 1995.

     Mr. Stillwell, a director and member of the Compensation and Stock Option Committees, is a partner in the law firm of Baker & Botts, L.L.P. The Company retained Baker & Botts, L.L.P. and incurred legal fees for such services in 1994. Baker & Botts, L.L.P. has been retained to provide legal services in 1995.

     Mr. Walsh, a director and member of the Compensation and Stock Option Committees, is President and Chairman of the Board of United Mud Service Company. The Company paid United Mud Service Company $82,428 for drilling mud and services during the year ended December 31, 1994, and expects to use United Mud Service Company for such products and services in 1995.

     The Board of Directors of the Company held five meetings in 1994. Each director attended at least 75 percent of the meetings of the Board of Directors and committees of the Board on which he serves. The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, and the Stock Option Committee. It does not have a Nominating Committee.

     The Audit Committee is composed of Messrs. Herrington, Madden, and Walsh. Its primary functions are (i) the recommendation of independent public accountants, (ii) the review of the independence of the independent public accountants, audit engagement, and other professional services of the independent public accountants, and (iii) the provision for the availability to the independent public accountants of all aspects of the Company's accounting practices and procedures. The Audit Committee held two meetings in 1994.

     The Compensation Committee is composed of Messrs. Sarofim, Stillwell, and Walsh. The Compensation Committee held one meeting in 1994. The Stock Option Committee, which administers the 1991 Stock Option Plan, is also composed of Messrs. Sarofim, Stillwell, and Walsh. The Stock Option Committee held one meeting in 1994.

     Pursuant to the Agreement with Mr. Washington, one of Mr. Washington's designees will be appointed to serve on each such committee after the Annual Meeting.

2.   APPROVAL OF SELECTION OF INDEPENDENT ACCOUNTANTS
     ================================================

     The Board of Directors has appointed the firm of Arthur Andersen LLP as the Company's independent public accountants for 1995. Arthur Andersen LLP has been the Company's independent public accountants since 1964.

     A representative of Arthur Andersen LLP will be available at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the appointment of Arthur Andersen LLP as the Company's independent public accountants.
- ---------------------------------------------------------------------------

                          MANAGEMENT OF THE COMPANY
                          =========================

     The following table sets forth the name, age, and five-year employment history of each Executive Officer of the Company:

                                                  Business Experience
           Name and Age                           Over Past Five Years
     ------------------------                ------------------------------

     Boone Pickens, age 66.................. January 1992-Present, Chairman
                                             of the Board of Directors and
                                             Chief Executive Officer of the
                                             Company; October 1985-December
                                             1991, General Partner of the
                                             Partnership; 1964-January 1987,
                                             Chairman of the Board,
                                             President, and founder of
                                             Original Mesa.

     Paul W. Cain, age 56................... January 1992-Present, Director,
                                             President, and Chief Operating
                                             Officer of the Company; August
                                             1986-December 1991, President,
                                             Chief Operating Officer of
                                             the Partnership; Director of
                                             Bicoastal Corporation.

     Dennis E. Fagerstone, age 46........... January 1992-Present, Vice
                                             President-Exploration and
                                             Production of the Company; May
                                             1991-December 1991, Vice
                                             President-Exploration and
                                             Production of the Partnership;
                                             June 1988-May 1991, Vice
                                             President-Operations of the
                                             Partnership.

     Stephen K. Gardner, age 35............. June 1994-Present, Vice
                                             President, Chief Financial
                                             Officer of the Company; January
                                             1992-May 1994, Vice President
                                             of BTC Partners Inc. (financial
                                             consultant to the Company); May
                                             1988-December 1991, Financial
                                             Analyst of BTC Partners, Inc.;
                                             June 1987-April 1988, Financial
                                             Analyst of the Partnership;
                                             Director of Bicoastal
                                             Corporation.

     Andrew J. Littlefair, age 34........... January 1992-Present, Vice
                                             President-Public Affairs of the
                                             Company; August 1987-December
                                             1991, Assistant to the General
                                             Partner of the Partnership;
                                             January 1984-August 1987, Staff
                                             Assistant to the President of
                                             the United States, Washington,
                                             D.C.

     William D. Ballew, age 36.............. January 1992-Present, Con-
                                             troller of the Company; May
                                             1991-December 1991, Controller
                                             of the Partnership; January
                                             1991-May 1991, Manager-
                                             Accounting of the Partnership;
                                             December 1988-December 1990,
                                             Assistant to the Controller of
                                             the Partnership; July 1986-
                                             December 1988, Audit Manager
                                             for Price Waterhouse, Dallas,
                                             Texas.

                           EXECUTIVE COMPENSATION
                           ======================

Compensation of Executive Officers
- ----------------------------------

     The table set forth below contains certain information regarding compensation earned by, awarded to, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services rendered to the Company during the years 1992 through 1994.

                          Summary Compensation Table
                          --------------------------

                                               Annual Compensation
                                       ----------------------------------
                                                             Other Annual
  Name and Principal Position    Year    Salary    Bonus     Compensation(2)
- -------------------------------- ----   --------  --------   ------------

Boone Pickens,                   1994   $675,000  $175,000    $     --
  Chairman of the Board of       1993    675,000         0          --
  Directors and Chief Executive  1992    960,000         0(1)       --
  Officer

Paul W. Cain,                    1994    400,020   150,000          --
  President, Chief Operating     1993    400,020   225,000          --
  Officer                        1992    400,020         0(1)       --

Dennis E. Fagerstone,            1994    199,980   100,000          --
  Vice President-Exploration     1993    199,980    75,000          --
  and Production                 1992    199,980   106,323(1)       --

Andrew J. Littlefair,            1994    115,980   100,000          --
  Vice President-Public Affairs  1993    115,980    75,000          --
                                 1992    109,980    92,330(1)       --

William D. Ballew,               1994    121,230    40,000          --
  Controller                     1993    115,980    50,000          --
                                 1992    109,980    66,512(1)       --

                                          Long-Term
                                         Compensation
                                        Awards-Number
                                          of Shares
                                          Underlying       All Other
  Name and Principal Position     Year   Options/SARs    Compensation(3)
- --------------------------------  ----  ---------------  ---------------

Boone Pickens,                    1994      200,000      $1,094,500(4)
  Chairman of the Board of        1993      275,000         114,750(5)
  Directors and Chief Executive   1992      800,000       1,047,707(6)
  Officer

Paul W. Cain,                     1994      150,000          93,503(7)
  President, Chief Operating      1993      100,000         106,253(8)
  Officer                         1992      150,000         273,040(9)

Dennis E. Fagerstone,             1994       85,000          50,997(10)
  Vice President-Exploration      1993       10,000          46,747(11)
  and Production                  1992       50,000          72,740(12)

Andrew J. Littlefair,             1994       85,000          36,717(13)
  Vice President-Public Affairs   1993       25,000          32,467(14)
                                  1992       30,000          47,583(15)

William D. Ballew,                1994       45,000          27,409(16)
  Controller                      1993       10,000          28,217(17)
                                  1992       30,000          43,807(18)

(1) Bonuses paid to the executive officers of the Company in 1992 include bonus payments with respect to performance in 1992 as well as the unpaid portion of deferred bonuses awarded in 1990 and 1991. The following amounts were paid to the executive officers of the Company for services rendered during 1992: $0 to Mr. Pickens; $0 to Mr. Cain; $28,000 to Mr. Fagerstone; $32,000 to Mr. Littlefair; and $21,000 to Mr. Ballew. On July 1, 1992, the Company cancelled the key employee life insurance policies for certain of its officers and other employees and collected the aggregate cash surrender value of $1,210,859. At the same time, the Company accelerated the deferred portion of bonuses awarded in previous years to such officers and employees. The balance of the 1992 bonus amounts represents the acceleration of the deferred portion of bonuses for prior years that were paid to each individual in the above table in connection with the cancellation of employee life insurance policies. Bonuses paid to the individuals named in the table above for 1992 (but not for 1993 or 1994) were paid pursuant to a bonus plan under which the Company awarded bonuses by reference to the achievement of certain established objectives by such individuals for the bonus plan year, although under such plan awards could be made even if all such objectives were not fully achieved. Under such plan, awards generally vested and were paid in three annual installments. Bonuses paid in 1993 and 1994 were awarded based upon the decisions of the Company's Compensation Committee. See "Compensation Committee Report" below.

(2) Apart from the compensation set forth in the summary compensation table and under the plans and pursuant to the transactions described below, other compensation paid for services during the years ended December 31, 1994, 1993, and 1992, respectively, to each individual named in the summary compensation table aggregated less than 10% of the total salary and bonus reported for such individual in the summary compensation table, or $50,000, if lower.

(3) Except as reflected in other notes, "All Other Compensation" consists of the following items. First, the Company maintains an Employees Premium Plan and a Profit Sharing Plan, both of which are retirement plans (the "Retirement Plans"), for all employees (see separate discussion below). Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited as specified by the Internal Revenue Code (the "Code") and the Retirement Plans. See "Limitation on Contributions to Benefit Plans" below. The maximum annual amount of employer contributions to the Retirement Plans totaled $25,500 in 1994 and $30,000 in 1993 and 1992. The Company contributed 17% of each employee's total 1994 compensation to the Retirement Plans. Second, to the extent that 17% of an employee's total compensation exceeded $25,500 in 1994 (all employees with total compensation in excess of $150,000) and $30,000 in 1993 and 1992 (all employees with total compensation in excess of $176,470), the Company, as a matter of policy, paid the excess amount in cash to such employee. Third, prior to July 1, 1992, the Company maintained a key employee life insurance program (see separate discussion below) for each executive officer and certain other key employees for which the Company paid a major portion of the premiums. Fourth, Mr. Pickens was granted a bonus, payment of which has been deferred until his retirement and subject to his continued employment (except in certain events) through December 31, 1995, with respect to the Company's 1994 commodities and securities investment activities, which were managed by Mr. Pickens. See "Compensation Committee Report" below.

(4) Includes the following: a $25,500 Retirement Plans contribution; a $119,000 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above; a $950,000 bonus payment which has been deferred until Mr. Pickens' retirement and subject to his continued employment (except in certain events) through December 31, 1995, with respect to the Company's 1994 commodities and securities investment activities managed by him. See "Compensation Committee Report" below.

(5)  Includes the following:  a $30,000 Retirement Plans contribution;
     an $84,750 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(6) Includes the following: $114,244 of life insurance premiums; a $30,000 Retirement Plans contribution; a $133,200 payment for Retirement
     Plans contribution in excess of the contribution limitation as described in Note 3 above. Also includes cancellation of the previous deferred compensation plan for which $3,590,345 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $4,360,608. The net amount attributable to 1992 is reflected in the summary compensation table.

(7) Includes the following: a $25,500 Retirement Plans contribution; a $68,003 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(8) Includes the following: a $30,000 Retirement Plans contribution; a $76,253 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(9) Includes the following: $28,266 of life insurance premiums; a $30,000 Retirement Plans contribution; a $38,003 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above. Also includes cancellation of the previous deferred compensation plan for which $323,229 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $500,000. The net amount attributable to 1992 is reflected in the summary compensation table.

(10) Includes the following: a $25,500 Retirement Plans contribution; a $25,497 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(11) Includes the following: a $30,000 Retirement Plans contribution; a $16,747 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(12) Includes the following: $6,840 of life insurance premiums; a $30,000 Retirement Plans contribution; a $35,900 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(13) Includes the following: a $25,500 Retirement Plans contribution; an $11,217 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(14) Includes the following: a $30,000 Retirement Plans contribution; a $2,467 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(15) Includes the following: $2,187 of life insurance premiums; a $30,000 Retirement Plans contribution; a $15,396 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(16) Includes the following: a $25,500 Retirement Plans contribution; a $1,909 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(17) Includes a $28,217 Retirement Plans contribution.

(18) Includes the following: $3,360 of life insurance premiums; a $30,000 Retirement Plans contribution; a $10,447 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

Employees Premium and Profit Sharing Plans
- ------------------------------------------

     MESA maintains the Retirement Plans for the benefit of its employees. Each year, the Company is required to contribute to the Employees Premium Plan 5% of the total compensation (as defined in the plan) paid to participants and may also contribute up to 12% of total compensation (as defined) to the Profit Sharing Plan. Participants become 30% vested in their account balances in the Retirement Plans after three years of service and 40% vested after four years of service. Participants become vested an additional 20% for each additional year of service through year seven.

     Effective December 31, 1991, all participants were fully vested in their account balances in the Retirement Plans as a result of certain property dispositions consummated in 1990 and 1991. Participants shall remain fully vested in their 1991 balances, but contributions in 1992 and later years under the Retirement Plans are subject to the vesting schedule described above.

     Prior years of service with the Company's predecessors are counted in the vesting schedule. Amounts accumulated and vested are distributable only under certain circumstances, including termination of the Retirement Plans.

Limitation on Contributions to Benefit Plans
- --------------------------------------------

     Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited to the lesser of what is specified by the Code or by the Retirement Plans. The Code provides that annual additions to a participant's account may not exceed the lesser of $30,000 or 25% of the amount of the participant's annual compensation. The Retirement Plans provide that aggregate annual additions to a participant's account may not exceed 17% of eligible compensation as defined by the Retirement Plans. The eligible compensation per the Code was limited to $150,000 in 1994 and $228,000 in 1993 and 1992. The Company, in its
discretion, may determine to make cash payments of amounts attributable to an employee's participation in the Retirement Plans to the extent such amounts exceed the Code limitations. As a matter of general policy for employees of the Company, the Company makes annual cash payments directly to employees to the extent that the annual additions to the account of each such employee pursuant to the Retirement Plans would exceed the Code limitations.

1991 Stock Option Plan
- ----------------------

     The 1991 Stock Option Plan (the "Option Plan") was approved by stockholders in 1991 and amended by stockholders in 1994. Its purpose is to serve as an incentive to, and aid in the retention of, key executives and other employees whose training, experience, and ability are considered important to the operations and success of the Company. The Option Plan is administered by the Stock Option Committee composed of non-employee directors of the Company who meet the requirements of "disinterested person" in Rule 16b-3 (c) (2) (i) of the Securities Exchange Act of 1934. Pursuant to the Option Plan, the Stock Option Committee is given the authority to designate plan participants, to determine the terms and provisions of options granted thereunder, and to supervise the administration of the plan. A total of 4,000,000 shares of Common Stock are currently subject to the plan, of which options for 3,042,950 shares have been granted. At December 31, 1994, the following stock options were outstanding:

                                                                  Number of
                                                                   Options
                                                                  ---------

     Granted....................................................  3,042,950
     Exercised..................................................    (62,720)
     Forfeited..................................................    (53,770)
                                                                  ---------
     Outstanding at December 31, 1994...........................  2,926,460
                                                                  =========

     Shares of Common Stock subject to an option are awarded at an exercise price that is equivalent to at least 100% of the fair market value of the Common Stock on the date the option is granted. The purchase price of the shares as to which the option is exercised is payable in full at exercise in cash or in shares of Common Stock previously held by the optionee for more than six months, valued at their fair market value on the date of exercise. Subject to Stock Option Committee approval and to certain legal limitations, an optionee may pay all or any portion of the purchase price by electing to have the Company withhold a number of shares of Common Stock having a fair market value equal to the purchase price. Options granted under the Option Plan include a limited right of relinquishment that permits an optionee, in lieu of purchasing the entire number of shares subject to purchase thereunder and subject to consent of the Stock Option Committee, to relinquish all or part of the unexercised portion of an option, to the extent exercisable, for cash and/or shares of Common Stock in an amount representing the appreciation in market value of the shares subject to such options over the exercise price thereof. In its discretion, the Stock Option Committee may provide for the acceleration of any unvested installments of outstanding options. The Board of Directors may amend, alter, or discontinue the Option Plan, subject in certain cases to stockholder approval.

     The options granted and outstanding at December 31, 1994, have exercise prices and vesting schedules as set forth in the following table:

               Exercise                       Vesting Schedule
Number of      Price Per       --------------------------------------------
 Options         Share            30%         55%         80%        100%
- ---------      ---------       --------    --------    --------    --------
1,126,000      $ 6.8125        07/10/92    01/10/93    01/10/94    01/10/95
  142,500       11.6875        04/02/93    10/02/93    10/02/94    10/02/95
  107,960        5.8125        11/18/93    05/18/94    05/18/95    05/18/96
  475,000        7.3750        05/10/94    11/10/94    11/10/95    11/10/96
   75,000        6.1875        12/06/94    06/06/95    06/06/96    06/06/97
1,000,000        4.2500        06/01/95    12/01/95    12/01/96    12/01/97

     Options granted to the Chief Executive Officer and the other four most highly compensated executive officers of the Company during 1994 are as follows:

                    Option/SAR Grants in Last Fiscal Year
                    -------------------------------------

                               Number of
                                Shares        Percent of Total
                              Underlying        Options/SARs       Exercise
                             Options/SARs         Granted to       or Base
         Name                 Granted (1)     Employees in 1994     Price
- ------------------------     ------------     -----------------   ----------

Boone Pickens                   200,000             18.60%         $4.25

Paul W. Cain                    150,000             13.95%          4.25

Dennis E. Fagerstone             85,000              7.91%          4.25

Andrew J. Littlefair             85,000              7.91%          4.25

William D. Ballew                45,000              4.19%          4.25

                                                Potential Realized Value at
                                                  Assumed Annual Rates of
                                                 Stock Price Appreciation
         Name              Expiration Date            For Option Term
- ------------------------   -----------------   -----------------------------
                                                   5%                 10%
                                               ----------         ----------

Boone Pickens              December 01, 2004    $534,560          $1,354,681

Paul W. Cain               December 01, 2004     400,920           1,016,011

Dennis E. Fagerstone       December 01, 2004     227,188             575,739

Andrew J. Littlefair       December 01, 2004     227,188             575,739

William D. Ballew          December 01, 2004     120,276             304,803

(1) Of the options listed in the above table, 30% will be vested and exercisable beginning June 1, 1995; 55% will be vested and exercisable beginning December 1, 1995; 80% will be vested and exercisable beginning December 1, 1996; and 100% will be vested and exercisable beginning December 1, 1997.

     Options exercised in 1994, and the number and value of exercisable and unexercisable options at December 31, 1994, for the Chief Executive Officer and the other four most highly compensated executive officers of the Company are as follows:

   Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
                              Option/SAR Values
   -----------------------------------------------------------------------

                                       Year Ended December 31, 1994
                              ----------------------------------------------
                              Number of Shares Acquired
          Name                       on Exercise              Value Realized
- -------------------------     -------------------------       --------------

Boone Pickens                            --                     $   --

Paul W. Cain                             --                         --

Dennis E. Fagerstone                     --                         --

Andrew J. Littlefair                     --                         --

William D. Ballew                        --                         --

                                                      Value of Unexercised
                      Number of Shares Underlying         In-the-Money
                      Unexercised Options/SARs at        Options/SARs at
                           December 31, 1994            December 31, 1994
                      ---------------------------  ------------------------
                      Exercisable   Unexercisable  Exercisable Unexercisable
- --------------------- -----------   -------------  ----------- ------------
Boone Pickens           791,250        483,750       $   0       $125,000

Paul W. Cain            175,000        225,000           0         93,750

Dennis E. Fagerstone     45,500         99,500           0         53,125

Andrew J. Littlefair     37,750        102,250           0         53,125

William D. Ballew        29,500         55,500           0         28,125

     At December 31, 1994, the Company's Common Stock per share closed at $4.875. The exercise price of the three grants of stock options reflected in the aggregate in the above tables are $6.8125, $7.375, and $4.25, respectively, per share. Thus, only outstanding options with an exercise price of $4.25, none of which were exercisable at December 31, 1994, were in-the-money at such date.

Other
- -----

     There were no awards made under any long-term incentive plans from January 1, 1994, through December 31, 1994, that require disclosure in the Long-Term Incentive Plan Awards table. From January 1, 1994, through December 31, 1994, no options or stock appreciation rights were repriced (as defined in Item 402(i) of Regulation S-K of the Securities Act of 1933). Furthermore, the Company does not have any employment contracts or termination or change-in-control arrangements with the Chief Executive Officer or the other four most highly compensated executive officers of the Company that would require disclosure pursuant to Item 402(h) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation
- -----------------------------------------------------------

     Mr. Sarofim, a director and member of the Compensation and Stock Option Committees, is Chairman of the Board, President, and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment adviser to certain employee benefit plans of the Company. During the year ended December 31, 1994, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $135,442 for such services and has been retained to provide such services in 1995.

     Mr. Stillwell, a director and member of the Compensation and Stock Option Committees, is a partner in the law firm of Baker & Botts, L.L.P. The Company retained Baker & Botts, L.L.P. and incurred legal fees for such services in 1994. Baker & Botts, L.L.P. has been retained to provide legal services in 1995.

     Mr. Walsh, a director and member of the Compensation and Stock Option Committees, is President and Chairman of the Board of United Mud Service Company. The Company paid United Mud Service Company $82,428 for drilling mud and services during the year ended December 31, 1994, and expects to use United Mud Service Company for such products and services in 1995.

Compensation Committee Report
- -----------------------------

     The Company's Compensation Committee is composed of the three non-employee directors named below. The Committee's decisions as to annual base salaries, bonuses, and stock option grants, if any, for Mr. Pickens, Chairman and Chief Executive Officer, and the other executive officers of the Company are based on the subjective judgment of the Committee as to (1) a reasonable value to the Company of the services of Mr. Pickens and the other officers in their respective capacities and for their respective contributions; (2) a reasonable competitive market value of the services of Mr. Pickens and the other officers in such capacities; (3) a reasonable relationship to compensation levels of the chief executive and other officers of other public companies, including those companies named in the Company's "Peer Group" discussed under "Performance Graph" below; and (4) the recommendation of senior management as to compensation levels for all officers other than Mr. Pickens. The Committee's decisions in this regard are not based on any objective, required, or projected performance criteria for the Company or its securities. Mr. Pickens' base salary and the 1994 salaries listed in the summary compensation table for the four other most highly compensated executive officers are the result of such judgment. The Committee made a similar judgment based on its assessment of the efforts and contributions of individual officers during the year and on the above-listed criteria with respect to 1994 current bonuses for Mr. Pickens and the other officers (as listed in the summary compensation table), as well as stock option grants to such persons. The deferred bonus for Mr. Pickens represents the Committee's subjective judgment as to a reasonable value to the Company of Mr. Pickens' contribution to the Company's commodities and securities investment activities, including the hedging of natural gas production, which are conducted by Mr. Pickens. These activities resulted in gains to the Company of $17.3 million in 1994, consisting of a $7.6 million realized gain during 1994 and a $9.7 million unrealized gain at December 31, 1994, which amount was realized in early 1995.

     The Company intends to comply with Internal Revenue Service regulations under Section 162(m) of the Code dealing with non-deductibility of executive compensation in excess of one million dollars annually except under certain permitted circumstances that deal generally with shareholder-approved "performance-based compensation."

     Submitted by the Compensation Committee:

          Fayez S. Sarofim
          Robert L. Stillwell
          J. R. Walsh, Jr.

Credit Support of Common Unit Purchases
- ---------------------------------------

     The Partnership provided credit support by acting as a co-maker on certain loans made by commercial banks in prior years to certain employees, including Mr. Fagerstone (but not including Mr. Pickens), the proceeds of which were used to purchase common units of the Partnership in open market transactions. In conjunction with the conversion of the Partnership to the Company in December 1991 (the "Corporate Conversion"), the Company assumed the credit support obligations. Mr. Fagerstone's largest outstanding borrowing balance during 1994 was $113,731. At December 31, 1994, all such loans had been repaid by the employees.

Common Stock Purchase Plan
- --------------------------

     The Company has established a Common Stock purchase program whereby employees can buy Common Stock through after-tax payroll deductions. All full-time employees of the Company and its participating affiliates are eligible to participate. The Company pays the brokerage fees for these open market transactions.

Indemnification Arrangements
- ----------------------------

     The Company's Bylaws provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, the Company purchased customary directors' and officers' liability insurance policies for its directors and officers. The Bylaws and agreements with directors and officers also provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies, and (iii) that would have been covered by prior insurance policies of the Company or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

BTC Partners
- ------------

     The Company had entered into an agreement with BTC Partners Inc. ("BTC"), a Delaware corporation, pursuant to which BTC provided certain financial and advisory services to the Company. BTC regularly functioned as part of the Company's management team with respect to financial and other matters. Pursuant to the agreement, BTC received an annual retainer and, in the discretion of the Company, was paid additional fees for services it rendered in connection with financing transactions, debt restructuring activities, acquisitions or dispositions of properties or assets, and other transactions with respect to which BTC assisted the Company. Such amounts were payable in respect of BTC's services to the Company in evaluating, negotiating, and implementing such transactions. The agreement also provided that the Company would provide BTC certain other benefits and support services. The agreement was terminated in June 1994. Stephen K. Gardner, the Company's Chief Financial Officer, was a Vice President and shareholder of BTC prior to assuming his current position with the Company.

                              PERFORMANCE GRAPH
                              =================

     The graph below compares the Company's cumulative total stockholder return (the change in stock price plus dividend reinvestment) to the Standard & Poor's 500 Index and an index derived from the performance of a group of independent oil and gas producers similar to the Company (the "Peer Group"), over the last five fiscal years. The Peer Group consists of Anadarko Petroleum Corporation, Apache Corporation, Enron Oil & Gas Company, Louisiana Land and Exploration Company, Maxus Energy Corporation, Noble Affiliates, Inc., Oryx Energy Company, and Plains Petroleum Company. The Peer Group was selected from companies of similar size or with similar assets as the Company. MESA Inc.'s Common Stock began trading on the New York Stock Exchange on January 2, 1992, upon completion of the Corporate Conversion. Prior to that time, the common equity securities of the Company's predecessor (the Partnership) also traded on such exchange. The five-year cumulative total return for MESA shown on the graph below reflects the trading prices of, and dividends paid with respect to, such securities for the relevant time periods and is adjusted to give effect retroactively to the one-for-five reverse stock split effected on December 31, 1991, in connection with the Corporate Conversion.

     Management believes the Company's stock is viewed as a leveraged commodity investment. The Company's stock represents a substantial quantity of equivalent natural gas reserves offset by a substantial amount of debt. As a result, management believes that changes in natural gas prices have a magnified effect on the trading price of the Company's stock. For the past few years (particularly after the Partnership discontinued cash distributions to unitholders in 1990), the value of the Company's stock declined significantly. Management believes that the Company's stock will continue to be significantly affected by actual and expected changes in natural gas prices.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              ===============================================

                             MESA Inc.    S&P 500 Index    Peer Group Index
                             ---------    -------------    ----------------

1990.........................  $37            $ 97                $84
1991.........................   17             126                 71
1992.........................   12             136                 80
1993.........................   14             150                 98
1994.........................   12             152                 87

+* Total Return assumes dividends are reinvested.
+ Assumes $100 invested on December 31, 1989, in MESA Inc., S&P 500 Index, and the Peer Group Index.
+ The Peer Group Index return was based on Common Stock. Each company's return is weighted according to the respective company's stock market capitalization.

                             CERTAIN TRANSACTIONS
                             ====================

     The Company permits Mr. Pickens and his affiliates to use MESA's properties and assets such as equipment, computers, aircraft, and other transportation equipment for noncompany purposes on terms that are not disadvantageous to the Company; however, such terms may be more favorable to Mr. Pickens than those otherwise available to him. Mr. Pickens and affiliates were charged a total of $113,894 in 1994, $79,002 in 1993, and $125,027 in 1992 for the use of these assets (principally use of aircraft).

     MESA periodically conducts business meetings and events and hosts customers and business associates at facilities owned by Mr. Pickens, principally a ranch and hunting facility. MESA pays for the use of these facilities at rates comparable to those charged for similar facilities owned by third parties. MESA paid Mr. Pickens $127,500 in 1994, $157,000 in 1993, and $149,750 in 1992 for the use of the facilities.

           SECURITY OWNERSHIP OF PRINCIPAL OWNERS AND MANAGEMENT
           =====================================================

Security Ownership of Management
- --------------------------------

     The following table presents certain information as to the beneficial ownership of the Company's Common Stock as of March 22, 1995, by the directors, director nominees, and officers of the Company, individually and as a group:

                                                      Number of
                                                      Shares of   Percentage
                                                       Common     of Common
                                                       Stock(1)      Stock
                                                     ----------   ----------
     Directors and Director Nominees:
          Paul W. Cain..............................    215,139       *
          John L. Cox...............................  1,133,500     1.8%
          John S. Herrington........................     10,000       *
          Wales H. Madden, Jr. .....................     22,000       *
          Boone Pickens(2)..........................  4,885,376     7.5%
          Fayez S. Sarofim..........................  1,400,000     2.2%
          Robert L. Stillwell.......................     26,500       *
          J. R. Walsh, Jr.(3).......................     75,620       *
          David H. Batchelder(4)....................       -          *
          Dorn Parkinson(4)(5)......................       -          *

     Officers:
          Dennis E. Fagerstone......................     55,500       *
          Stephen K. Gardner........................     31,229       *
          Andrew J. Littlefair(6)...................     60,438       *
          William D. Ballew.........................     37,603       *
     Directors, Director Nominees, and Officers as a
     group (14 persons).............................  7,952,905    12.2%

* Less than 1.0%

(1) Includes shares issuable upon the exercise of options that are exercisable within sixty days of March 22, 1995, as follows: 951,250 shares for Mr. Pickens; 205,000 for Mr. Cain; 55,500 for Mr.
     Fagerstone; 15,000 for Mr. Gardner; 43,750 for Mr. Littlefair;
     35,500 for Mr. Ballew; and 1,306,000 for all directors and officers as a group.

(2) The above amount includes 7,545 shares of Common Stock owned by several trusts for Mr. Pickens' children of which he is a trustee, and over which shares he has sole voting and investment power, although he has no economic interest therein. The above amounts exclude 2,798 shares of Common Stock owned by Mrs. Pickens as her separate property, as to which Mr. Pickens disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(3) Excludes 1,027 shares of Common Stock owned by Mrs. Walsh as her separate property, as to which Mr. Walsh disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(4) Messrs. Batchelder and Parkinson have been nominated for election to the Board of Directors pursuant to an agreement with Dennis R. Washington, a stockholder that beneficially owns 2,854,900 shares of Common Stock (approximately 4.5% of the outstanding shares). See "Agreement with Dennis Washington," for additional information.

(5) Excludes 3,800 shares of Common Stock owned by Mr. Parkinson's son as his separate property, as to which Mr. Parkinson disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(6) Excludes 1,125 shares of Common Stock owned by Mrs. Littlefair as her separate property, as to which Mr. Littlefair disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

Certain Beneficial Owners
- -------------------------

     The table below sets forth certain information as of March 22, 1995, regarding each person or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the Common Stock. Information is based on the most recent Schedule 13D or 13G filed by such holder with the Securities and Exchange Commission (the "SEC"), or other information provided by the holder to the Company.

                                                   Amount and Nature of
                                                   Beneficial Ownership
                                             -------------------------------
                                              Number of           Percentage
     Name and Address of                      Shares of           of Common
      Beneficial Owner                       Common Stock           Stock
     -------------------                     ------------         ----------

     Boone Pickens.......................... 4,885,376(1)            7.5%
     2600 Trammell Crow Center
     2001 Ross Avenue
     Dallas, Texas  75201

     The Prudential Insurance
       Company of America................... 5,798,214(2)            9.3%
     Prudential Plaza
     Newark, New Jersey  07102-3777

(1) See notes (1) and (2) to the table under "Security Ownership of Manage-ment."

(2) The Schedule 13G filed with the SEC on February 7, 1995, by The Prudential Insurance Company of America ("Prudential") states that as of December 31, 1994, such firm has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 1,653,360 shares. Prudential has shared power to vote or to direct the vote and shared power to dispose or to direct disposition of 4,144,854 shares. Furthermore, Prudential presently holds 168,593 shares of Common Stock for the benefit of its general account. In addition, Prudential may have direct or indirect voting and/or investment discretion over 5,629,621 shares of Common Stock that are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries, and/or other affiliates.

                                OTHER MATTERS
                                =============

     You are respectfully requested to sign, date, and return the accompanying proxy card in the enclosed envelope at your earliest convenience, whether or not you plan to attend the Annual Meeting in person.

     If you desire a copy of the Company's Annual Report on Form 10-K, you should send a written request to MESA Inc., Stockholder Services, 2600 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, and a copy will be provided to you without charge.

     Any stockholder desiring to have a statement of the Company's 1994 political contributions should send a written request to MESA Inc., Stockholder Services, 2600 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201.

     In September 1990 the Company and Mr. Pickens entered into a consent decree to settle allegations by the SEC that the Company and Mr. Pickens had violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 in connection with a proposal made by the Company in February 1988 to acquire Homestake Mining Company ("Homestake"). Under the terms of the settlement, without admitting or denying any of the SEC's allegations, the Company and Mr. Pickens consented to the entry of a judgment enjoining them from future violations of such sections. The SEC's allegations related to the Company's February 1988 press release announcing its offer to acquire Homestake and its subsequent sales of Homestake shares. The Company deposited $2.3 million in a fund for disbursement to other persons who purchased Homestake shares at the time of the 1988 offer.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors, and holders of more than 10% of the Company's equity securities are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the past year, all filing requirements applicable to the officers, directors, and greater than 10% beneficial owners of the Company and its predecessor were complied with, except that one Form 4 filing by John L. Cox did not include the total shares purchased in one month because he mistakenly believed shares were purchased on December 1st rather than on November 30th. Mr. Cox's Form 4 report for the following month, with respect to the Company, correctly reflected his holdings and was timely filed.

1996 Stockholder Proposals
- --------------------------

     Proposals that stockholders of the Company intend to present for inclusion in the Company's Proxy Statement and form of proxy with respect to the 1996 Annual Meeting of Stockholders must be received by the Company at its principal executive offices in Dallas, Texas, not later than December 7, 1995. In addition, the Bylaws generally require stockholders to give the Company 80 days notice in advance of a meeting to present proposals (whether or not such proposals are to be included in the Company's proxy material) or to nominate directors, unless the meeting date is not publicly announced at least 90 days in advance of such meeting, in which case notice must be received within 10 days after the first public announcement of the date of such meeting.

                                          By order of the Board of Directors


                                          /s/ Boone Pickens
                                          ----------------------------------
Dallas, Texas                             Boone Pickens
April 4, 1995                             Chairman of the Board and
                                            Chief Executive Officer

PROXY CARD (Side one of card)
==========

Dear Stockholder:

       You are cordially invited to attend the Annual Meeting of MESA Inc. on Wednesday, May 17, 1995. At this meeting I will personally review MESA's performance and operating strategy and will field any questions you may have about our company.

     The meeting will begin at 10:00 a.m. at the Loews Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas. For your convenience, we are including with this letter a map that will be useful in planning your activities should you decide to attend this event.

     After reviewing the enclosed material, please take a moment to sign, date, and mark your vote on the proxy card below and return it in the enclosed postage-paid envelope. While management is recommending a vote "FOR" each of the issues outlined below and would appreciate your support, we urge your careful review of the enclosed material so that you can make your own determination on how to vote. We believe all stockholders should have a voice in the company's operations, so we ask that you return the proxy card whether or not you plan to attend the meeting.

     I look forward to seeing you on May 17th.


                                                   /s/ Boone Pickens
                                                   -------------------------
                                                   Boone Pickens
                                                   Chairman of the Board and
                                                   Chief Executive Officer

FOLD AND TEAR HERE          FOLD AND TEAR HERE            FOLD AND TEAR HERE
- ----------------------------------------------------------------------------
PROXY                            MESA INC.                             PROXY
                Proxy Solicited by the Board of Directors
                  for the Annual Meeting of Stockholders
                         to be held May 17, 1995

The undersigned stockholder hereby appoints William D. Ballew and G. Michael Prescott, jointly and severally, proxies, with full power of substitution, to vote, as specified below, all shares of MESA Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Loews Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, at 10:00 a.m. on Wednesday, May 17, 1995, or any adjournment or postponement thereof (the "Meeting"), and directs said proxies to vote as instructed on the matters set forth below and otherwise at their discretion. Receipt of a copy of the Notice of said Meeting and the accompanying Proxy Statement is hereby acknowledged. This proxy revokes all prior proxies given by the undersigned.

                                    Please sign EXACTLY as name(s) appears
                                    hereon, and in signing as Attorney,
                                    Administrator, Guardian, Trustee, or
                                    Corporate Officer, please add your title as such.

                                    Signature
                                              -----------------------------
                                    Title
                                              -----------------------------
                                    Date
                                              -----------------------------



PROXY CARD (Side two of card)
==========

                              MEETING LOCATION

         (MAP INDICATING HOTEL LOCATION AND DIRECTION INSTRUCTIONS)
- ----------------------------------------------------------------------------

The Board of Directors recommends a vote FOR all nominees identified in Proposal 1 below and FOR Proposal 2.
============================================================================

Proposal 1.   Election of Board of Directors.
- -----------
              FOR all nominees listed below (including the use of cumulative
        ----  voting as described in the Company's Proxy Statement).

              WITHHOLD VOTE from all nominees.
        ---- (To withhold authority to vote for any individual nominee, print the nominee's name on the following line.)
                                                              --------------

NOMINEES:     Boone Pickens, Paul W. Cain, John L. Cox, John S. Herrington,
              Wales H. Madden, Jr., Fayez S. Sarofim, Robert L. Stillwell,
              J. R. Walsh, Jr., David H. Batchelder, and Dorn Parkinson.

Proposal 2.   Ratify the appointment of Arthur Andersen LLP as the Company's
- -----------   independent public accountants for 1995.

                   FOR                      AGAINST                  ABSTAIN
              ----                     ----                      ----

Proposal 3.   In their discretion the proxies are authorized to vote for the
- -----------   election of such substitute nominee(s) for director(s) as such proxies shall select if any nominee(s) named above become(s) unable to serve and upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. WITH RESPECT TO THE ELECTION OF THE BOARD OF DIRECTORS (PROPOSAL
1), WHERE NO VOTE IS SPECIFIED OR WHERE A VOTE FOR ALL NOMINEES IS MARKED, THE VOTES REPRESENTED BY A PROXY WILL BE CAST, UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, TO ELECT THE NOMINEES NAMED ABOVE (OR, IN THE EVENT OF CUMULATIVE VOTING, AT THE DISCRETION OF THE PROXIES NAMED HEREIN IN ORDER TO ELECT AS MANY NOMINEES AS BELIEVED POSSIBLE UNDER THE THEN PREVAILING CIRCUMSTANCES; UNLESS INDICATED TO THE CONTRARY, IF YOU WITHHOLD YOUR VOTE FOR A NOMINEE(S), ALL OF YOUR CUMULATIVE VOTES WILL BE DISTRIBUTED AMONG THE REMAINING NOMINEES AT THE DISCRETION OF THE PROXIES). WHERE NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 2. THE INDIVIDUALS NAMED HEREIN ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING. DELIVERY OF A SIGNED AND DATED PROXY CARD TO THE INDEPENDENT COLLECTION AGENT FOR THE ANNUAL MEETING WILL NOT CONSTITUTE THE NOTICE TO THE COMPANY REQUIRED UNDER THE TEXAS BUSINESS CORPORATION ACT TO ALLOW CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS.